EXHIBIT 4.1

TOWER SEMICONDUCTOR LTD.
EMPLOYEE SHARE OPTION PLAN 2005
(as Amended and Restated Effective as of May 12, 2008)

A PLAN UNDER SECTION 102 OF THE INCOME TAX ORDINANCE AND
THE UNITED STATES INTERNAL REVENUE CODE OF 1986

1.	Name and Purpose:

	1.1	This plan, as amended from time to time, shall be known as the Tower Semiconductor Ltd. Employee Share Option Plan 2005 (the “2005 Plan” or the “Plan”).

1.2

The purpose and intent of the Plan is to provide incentives to employees of Tower Semiconductor Ltd. (the “Company”) and its wholly-owned subsidiaries (each, a “Subsidiary”) by providing them with options (“Options”) to purchase ordinary shares (“Ordinary Shares”) in the Company, pursuant to a plan approved by the Board of Directors of the Company (the “Board”). Options under this Plan will be granted to the Company’s employees pursuant to the provisions of Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 1961 as amended from time to time, the Law Amending the Income Tax Ordinance (Number 132) 2002 (as amended, the “Ordinance”) and the rules promulgated thereunder (the “Rules”). Options under this Plan will be granted to United States residents who are employees of the Company’s United States Subsidiaries, Tower Semiconductor USA, Inc. (“TSU”) and Jazz Technologies Inc. and/or Jazz Semiconductor Inc. (collectively, “Jazz”) pursuant to the United States Internal Revenue Code of 1986, as amended (the “Code”).

	1.3	The Plan shall become effective upon its adoption by the Board and the Company’s shareholders (the “Effective Date”).

2.	Scope:

2.1

The total number of Options that may be granted under this Plan is 15,104,598. Each Option shall be exercisable into one Ordinary Share of the Company (nominal value NIS 1.00 per share) (the “Underlying Share”).

2.2

The total number of ISO (as defined below) Options that may be granted under this Plan is 2,390,000 Options. Accordingly, the maximum number of Underlying Shares that may be issued as result of the exercise of ISO Options granted under this Plan is 2,390,000.

3.	Options granted under Section 102:

Options granted pursuant to Section 102(b) shall be either (a) capital gains track options under Section 102(b)(2), in which income resulting from the sale of Underlying Shares is taxed as capital gain (“102 Capital Gains Track Options”), or (b) ordinary income track options under Section 102(b)(1), in which income resulting from the sale of Underlying Shares is taxed as ordinary income (“102 Ordinary Income Track Options”; together with 102 Capital Gains Track Options, “102 Trustee Options”). Pursuant to the Company’s election filed with the Israeli Income Tax Authorities to issue 102 Capital Gains Track Options under the Company’s Employee Share Option Plan 2003/1, the Company may currently grant only 102 Capital Gains Track Options. The Company may change such election not earlier than January 1, 2005, following the approval of the Board, all in accordance with the provisions of Section 102(g) of the Ordinance.

4.	Options granted under the Code:

Options granted to US residents who are employees of TSU or Jazz shall either qualify as Incentive Stock Options within the meaning of Section 422 of the Code (“ISOs”), or not qualify as ISOs and be classified as Non-qualified Stock Options (“NSOs”) as designated in the Option Letter (as defined below). Options granted as ISO’s shall comply with the requirements of Section 422 of the Code.

5.	Eligible Grantees:

5.1.

Options may be granted to any employee of the Company or any Subsidiary (“Grantee”). No Option under this Plan may be granted to any person serving as a member of the Board. The grant of an Option to a Grantee hereunder shall neither entitle such Grantee to participate, nor disqualify him/her from participating, in any other grant of Options pursuant to this Plan or any other share incentive or share option plan of the Company or any Subsidiary.

5.2.

Options designated as ISOs will be treated as NSOs if (i) a Grantee of ISOs at the Date of Grant (as defined in Section 6.2 below) owns shares representing more than 10% of the voting power of the Company or its parent or a Subsidiary, (ii) at the Date of Grant, the aggregate Fair Market Value (as defined in Section 8 below) of the shares underlying ISOs which first become exercisable during any calendar year exceeds $100,000 (taking such Options into account in the order in which they were granted), (iii) a disposition of Underlying Shares is made within two years from the Date of Grant of the Options or within one year from the exercise thereof, (iv) the Grantee was not an employee of the Company at all times during the period beginning on the Date of Grant and ending on the day 3 months before the date of exercise of such Grantee’s Options, or (v) such Options otherwise fail to fully comply with the requirements for ISOs under the Code.

6.	Options:

	6.1.	Options may be granted from the later of (i) the Effective Date; or (ii) 30 (thirty) days from the filing of this Plan with the Israeli Income Tax Authorities in accordance with applicable law.

	6.2.	Options may be granted until 10 (ten) years from the Effective Date.

6.3.

Options shall be granted by issuance of an Option letter to the Grantee stating, inter alia, the number of Underlying Shares, the dates when the Options may be exercised, the Option exercise price and such other terms and conditions at the discretion of the Compensation and Options Committee (the “Committee”), provided that they are consistent with this Plan and with applicable law (the “Option Letter”). The date of the Option Letter shall be the date of grant of the respective Options (the “Date of Grant”).

	6.4.	The Options will not be listed in any stock exchange and are not transferable (except to the Grantee’s legal heirs or estate).

6.5.

The Grantee shall have no right to vote or receive dividends (subject to Section 12.1) or any other rights of a shareholder prior to his/her exercise of the Options and until the issuance of the stock certificate evidencing the Underlying Shares.

7.	Vesting and Exercise of Options:

7.1.

Unless otherwise explicitly determined by the Board and stated in an individual Option Agreement, Options shall vest and become exercisable as follows, subject to the terms under which they were awarded: one-quarter (1/4) of the Options shall vest and become exercisable 12 months after the Date of Grant, one-quarter (1/4) of the Options shall vest and become exercisable 24 months after the Date of Grant, one-quarter (1/4) of the Options shall vest and become exercisable 36 months after the Date of Grant, and one-quarter (1/4) of the Options shall vest and become exercisable 48 months after the Date of Grant, all provided that the Grantee is employed by the Company or any Subsidiary on such dates.

7.2.

The consideration to be paid for the Underlying Shares, including the method of payment, shall be determined by the Company and may consist entirely of (1) cash, (2) check, or (3) cashless in the case of same day sale. The procedure for exercise of the Options shall be provided to each Grantee together with the Option Letter. The Company may change the procedures for exercise of the Options at its discretion, by giving notice thereof to the Grantee.

7.3.

If any Option has not been exercised within ten (10) years after the Date of Grant (or any shorter period set forth in the Option Letter), such Option shall immediately terminate and all of the Grantee’s interests in and rights to such Option shall immediately expire.

8.	Options’ Exercise Price:

Unless otherwise explicitly determined by the Board and stated in an individual Option Agreement, the purchase price in $US of each share will be the closing sales price of the Company’s shares as reported by NASDAQ or the principal national securities exchange upon which the Company’s shares are listed or traded on the last market trading day (the “Fair Market Value”) prior to the Date of Grant. To avoid doubt: (a) Options designated as ISOs must be granted with an exercise price equal to the Fair Market Value of the Company’s shares on the date of grant in order to qualify for ISO treatment under the Code and (b) Options designated as 102 Capital Gains Track Options whose exercise price is less than the “102 Fair Market Value”, shall be subject to Section 102(b)(3) of the Ordinance.

“102 Fair Market Value” shall mean with respect to 102 Capital Gains Track Options only, and for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the Ordinance, the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant.

9.	Trustee; Required Holding Periods:

9.1.

All Options and the Underlying Shares will be held in trust by David H. Schapiro Legal Services (the “Trustee”) (i) in accordance with Section 102 and the regulations, rules, orders and procedures promulgated thereunder with respect to Israeli residents; or (ii) pursuant to the Company’s instructions and all applicable laws with respect to non-Israeli residents (all such Options shall be referred to as the “Trustee Options”).

9.2.

102 Trustee Options and the Underlying Shares shall be held by the Trustee for the requisite period prescribed by the Ordinance and the Rules, or such other period as may be required (the “Required Holding Period”).

	9.3.	The Trustee and each Grantee shall comply with the applicable laws and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee.

9.4.

In the event that the Company issues securities as bonus shares (מניות הטבה), such bonus shares on shares which derive from Trustee Options shall be subject to the provisions of this Section and for bonus shares on shares which derive from 102 Trustee Options, the Required Holding Period for such bonus shares shall be measured from the commencement of the Required Holding Period for the 102 Trustee Options.

9.5.

The Trustee shall not exercise the voting rights vested in the Underlying Shares, unless the Trustee believes, after consulting with the Committee and the Grantees who hold a majority of the issued Options, that said rights should be exercised for the protection of the Grantees as a minority among the Company’s shareholders.

	9.6.	The Company shall be entitled to replace the Trustee with another appointee from time to time and shall notify the Grantees of such replacement.

10.	Reserved Shares:

10.1.

The Company has reserved 15,104,598 authorized but unissued Ordinary Shares (nominal value NIS 1.00 per share) for purposes of the Plan, subject to adjustments as provided in Section 12 below. If any Options granted under the Plan terminate, expire or otherwise cease to exist, such Options shall again be available for grant under the Plan or any other incentive plan that the Company may adopt.

10.2.

The Company will maintain a sufficient quantity of Ordinary Shares, NIS 1.00 nominal value, in its registered capital and shall increase said quantity as appropriate to allow for the exercise of the Options under the Plan.

11.	Termination of Employment; Termination of Right to Exercise:

11.1.

Subject to the provisions of paragraph 11.2 and 11.3 hereof, unless determined otherwise by the Board, if a Grantee ceases to be employed by the Company for any reason, all of the Grantee’s rights in respect of all Options that are vested and exercisable under the Plan on the date of termination shall terminate sixty (60) days from the date of termination. Options which are not vested and exercisable on the date of termination will become void and unexercisable as of such date.

11.2.

Notwithstanding paragraph 11.1, in the event the Company terminates the employment of a Grantee under circumstances that entitle the Company (1) to withhold severance pay, in whole or in part, pursuant to the provisions of the Severance Pay Law, 5723-1963, or (2) to terminate the Grantee for Cause as such term is defined in such Grantee’s employment agreement, all of the Grantee’s exercisable Options shall become void and unexercisable on the last day of the Grantee’s employment, unless otherwise set forth in the Grantee’s employment agreement.

11.3.

If a Grantee dies, becomes unable to continue to be employed by the Company due to incapacitation from an accident, illness or other cause approved by the Committee, or retires at the legal retirement age, all of the Grantee’s exercisable Options as of such date can be exercised by the Grantee or the Grantee’s estate or legal representative, as the case may be, within one (1) year after the Grantee’s last day of employment with the Company. Thereafter, such Options shall become void and unexercisable. In the case of an ISO, if the Grantee’s disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, such ISO shall be treated for tax purposes as an NSO as of three months and one day from the Grantee’s last day of employment.

12.	Adjustments:

12.1.

In the event that the Company shall issue any of its Ordinary Shares or other securities as bonus shares (מניות הטבה), each Grantee who has been granted Options as of such date shall, upon exercising his/her Options, be entitled to receive, for the purchase price payable upon such exercise, bonus shares at no additional cost, in an amount and of such class, as the Grantee would have received had he been the holder of the Underlying Shares at the time the Company issued such bonus shares. No fractional shares will be issued under this Section. The Company may aggregate and sell all fractional shares and will be entitled to the proceeds of the sale thereof.

12.2.

If securities of any kind are offered to the Company’s shareholders by means of a rights offering, the exercise price of the Options will not be adjusted, however, the number of Underlying Shares will be increased to take into account the element of economic benefit of the rights issue (“מרכיב ההטבה”), as is represented by the ratio between the price per share of the Company’s Ordinary Shares on the effective date of the future rights offering and the base price per share of the Company’s Ordinary Shares that is established by the Tel-Aviv Stock Exchange (the “TASE”) on the following trading day. If the TASE does not establish a base price per share of the Company’s Ordinary Shares, no adjustment in the number of Underlying Shares issuable upon exercise of the Options will be made with respect to such future rights offering.

12.3.

If the Company consolidates its Ordinary Shares, NIS 1.00 nominal value, into shares with a higher nominal value, or if it splits them into a larger number of shares having a lower nominal value, the number of Underlying Shares issued upon exercise of the Options will be adjusted as appropriate.

12.4.

In the event that the Company is a party to any agreement or arrangement in which the holders of the Company’s ordinary shares are offered the opportunity to exchange their shares for the securities of any other corporation, such as a merger or reorganization (the “Exchange Transaction”), the Company will endeavor to cause such other corporation to issue such securities as those offered to the Company’s ordinary shareholders to any Grantee who exercises his/her Options, as if said Grantee was the holder of the Underlying Shares on the determining date in connection with the Exchange Transaction.

12.5.

Voluntary Liquidation: In the event of a decision to voluntarily liquidate the Company, each Grantee will be (i) deemed to have exercised his/her vested and exercisable Options immediately prior to such decision; and (ii) entitled to payment equal to the amount that he/she would receive in liquidation if he/she were a holder of the Underlying Shares immediately prior to the decision to voluntarily liquidate less the exercise price.

	12.6.	The Committee is authorized to implement all adjustments and execute the required calculations, pursuant to the principles in this Section 12.

13.	Continuation of Employment:

Neither the Plan nor the Option Letter shall impose any obligation on the Company or any Subsidiary to continue employing any Grantee.

14.	Application of Funds:

The proceeds received by the Company from the sale of Underlying Shares will be used for general corporate purposes of the Company or any Subsidiary.

15.	Tax Consequences:

15.1.

Any tax consequences arising from (i) the grant or exercise of any Option, (ii) the issuance of Underlying Shares and payment therefor, (iii) the sale, transfer or exchange of Underlying Shares, or (iv) any other event or act of the Company or the Grantee hereunder, and any commissions and other expenses related thereto, shall be borne solely by the Grantee. The Company, any of its Subsidiaries and/or the Trustee may withhold any taxes, expenses and commissions as required. The Grantee agrees to indemnify the Company, any of its Subsidiaries and/or the Trustee and hold them harmless from and against any and all liability for any such tax consequences, commissions, expenses or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

15.2.

The Grantee will confirm in writing that he/she (1) understands that the Options are granted pursuant to the Plan under Section 102, (2) is aware of the taxation track that applies thereto, and (3) undertakes not to exercise the Options prior to the end of the Required Holding Period, unless otherwise permitted.

16.	Administration:

	16.1.	The Plan will be administered by the Board, taking into account the recommendations of the Committee.

	16.2.	No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

17.	Amendment and Termination of the Plan:

The Board may, at any time, terminate or amend the Plan in any respect, subject to the Company’s shareholders’ approval, if required.

18.	Governing Law:

	18.1.	The Plan and all instruments issued hereunder in connection with Options granted pursuant to Section 102 shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

	18.2.	The Plan and all instruments issued hereunder in connection with Options granted pursuant to the Code shall be governed by, and interpreted in accordance with, the laws of the State of California.